Exhibit 99.2

First Quarter 2016 Earnings
April 28, 2016

Annual Shareholder Meeting May 3, 2016 at 5 p.m. Comfort Inn Conference Center in Mt. Pleasant
Dear Shareholder,
It is my pleasure to announce our financial results for the first quarter of 2016. Our net income for the three month period ended March 31, 2016 was $3.02 million with earnings per common share of $0.39. As of March 31, 2016, total assets grew by 0.82% from December 31, 2015 to $1.68 billion. Assets under management grew to $2.37 billion as of March 31, 2016 - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $690.84 million. During the quarter, we paid a $0.24 per common share cash dividend which represented a 4.35% increase over the first quarter of 2015. Based on our average stock price of $27.75 for the month of March 2016, the annualized cash dividend yield was 3.46%.
During the first three months of 2016, interest income increased $328,000 in comparison to the same period in 2015. However, our net earnings for the same period of 2016 declined in comparison to 2015 as a result of growth in our loan portfolio which contributed to an increase in the provision for loan losses. For the three month period ended March 31, 2016, the provision for loan losses was $156,000. Net loans charged-off during the first three months of 2016 were $56,000 as compared to net loan recoveries of $226,000 in the first three months of 2015. During the first quarter of 2015, we began to see a significant improvement in loan credit quality indicators through low levels of loans classified as less than satisfactory in addition to those considered to be nonperforming. This improvement along with net recoveries and a reduction in gross loans, resulted in a reversal of provision for loan losses of $726,000 for the three month period ended March 31, 2015.
Our loan portfolio at March 31, 2016 increased by $19.80 million from December 31, 2015 which was largely driven by growth in the commercial loan portfolio. While growth in our residential mortgage portfolio continues to be challenging, we believe that recent enhancements to our residential mortgage loan program will improve the overall process and lead to increased volume. Additionally, in the second quarter of this year, we are streamlining delivery channels for direct and indirect loans to generate growth in our consumer loan portfolio.
Our net yield on interest earning assets remained historically low at 2.98% for the three month period ended March 31, 2016. We do not anticipate that the Federal Reserve Bank will increase short term interest rates significantly in 2016; therefore, we do not anticipate significant improvements in our net yield on interest earning assets in the short term. The growth in net interest income will increase only through continued growth in loans, investments, and other income earning assets. We remain committed to increasing earnings and dedicated to providing long term sustainable growth to enable us to increase shareholder value.
(continued on reverse side)

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

Continued

We look forward to new opportunities, relationships and growth in 2016. We are implementing new products, enhancing our services, and strengthening our marketing efforts. We will continue to be dedicated to serving our customers and the communities in which they live and work. This dedication by our team was recently recognized by the Michigan Bankers Association. For the fifth consecutive year, Isabella Bank earned the Michigan Bankers Association Financial Literacy Award for 2016. The MBA Financial Literacy Award is a state-wide program that honors banks and the countless hours their employees invest in their communities.

On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. We hope to see you at our annual shareholder meeting on May 3, 2016 at 5:00 p.m. at the Comfort Inn Conference Center in Mt. Pleasant. If you have not already voted your shares, I would encourage you to do so. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.